 Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 17, 2015, Ignite Restaurant Group, Inc. (the “Company” or “Ignite”) completed the sale of Macaroni Grill to Redrock Partners, LLC (the “Purchaser”). The aggregate acquisition price paid at closing was $8.0 million in cash.

The unaudited pro forma condensed consolidated financial statements as of and for the fiscal year ended December 29, 2014 were derived by applying pro forma adjustments to the historical consolidated financial statements of Ignite. The unaudited pro forma condensed consolidated balance sheet as of December 29, 2014 gives effect to the disposition as if the transaction had occurred on December 29, 2014.

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 29, 2014 gives effect to the Company’s disposition of Macaroni Grill as if it had occurred on the first day of fiscal year 2014. The pro forma adjustments related to the disposition of Macaroni Grill give effect to pro forma events that are (1) directly attributable to the disposition, (2) factually supportable, and (3) with respect to the income statement, expected to have a continuing impact on the results of operations of the Company, excluding Macaroni Grill.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements and the historical consolidated financial statements and accompanying notes of Ignite included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2014.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent the Company’s actual financial condition or results of operations had such transactions been completed as of the dates or for the periods indicated above or that may be achieved as of any future date or for any future period. The pro forma adjustments related to the disposition are based on preliminary estimates and information available to management and are subject to change.

The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or operating synergies that Ignite may achieve as a result of the disposition or the costs necessary to achieve these cost savings and operating synergies.

IGNITE RESTAURANT GROUP, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 29, 2014

(in thousands)

		Historical	Sale of
	Historical	Romano's	Romano's	Pro Forma
	Ignite(1)	Macaroni Grill(2)	Macaroni Grill(3)	Ignite

ASSETS
Current assets
Cash and cash equivalents	$18,273	$2,291	$7,047	$27,611
Accounts receivable, net	12,713	(4,721)	-	7,992
Inventories	9,319	(3,471)	-	5,848
Other current assets	11,936	(5,322)	-	6,614
Total current assets	52,241	(11,223)	7,047	48,065
Property and equipment, net	235,954	(43,012)	-	192,942
Intangible assets, net	28,979	(23,039)	-	5,940
Other assets	10,546	(5,191)	-	5,355
Total assets	$327,720	$(82,465)	$7,047	$252,302

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$25,381	$(9,730)	$-	$15,651
Accrued liabilities	51,509	(22,507)	-	29,002
Current portion of debt obligations	1,650	-	-	1,650
Total current liabilities	78,540	(32,237)	-	46,303
Long-term debt obligations	161,052	-	-	161,052
Deferred rent	24,256	(4,799)	-	19,457
Other long-term liabilities	12,573	(10,950)	-	1,623
Total liabilities	276,421	(47,986)	-	228,435

Stockholders' equity
Preferred stock	-	-	-	-
Common stock	257	-	-	257
Additional paid-in capital	90,943	-	-	90,943
Accumulated deficit	(39,901)	(34,479)	7,047	(67,333)
Total stockholders' equity	51,299	(34,479)	7,047	23,867
Total liabilities and stockholders' equity	$327,720	$(82,465)	$7,047	$252,302

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended December 29, 2014

(in thousands)

		Historical
	Historical	Romano's	Pro Forma
	Ignite(1)	Macaroni Grill(2)	Ignite

Revenues	$837,185	$(333,677)	$503,508
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	253,255	(89,848)	163,407
Labor expenses	257,135	(114,473)	142,662
Occupancy expenses	77,900	(38,499)	39,401
Other operating expenses	175,513	(81,427)	94,086
General and administrative	45,288	(6,619)	38,669
Depreciation and amortization	33,774	(9,873)	23,901
Pre-opening costs	2,799	-	2,799
Asset impairments and closures	12,694	(10,714)	1,980
Loss on disposal of assets	481	859	1,340
Total costs and expenses	858,839	(350,594)	508,245
Loss from operations	(21,654)	16,917	(4,737)
Interest expense, net	(12,521)	-	(12,521)
Loss on insurance settlements	(35)	124	89
Loss before income taxes	(34,210)	17,041	(17,169)
Income tax expense	19,339	(3,126)	16,213
Net loss	$(53,549)	$20,167	$(33,382)

Net loss per share
Basic and diluted	$(2.09)		$(1.30)

Weighted average shares outstanding
Basic and diluted	25,659		25,659

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(1)	Reflects the historical consolidated balance sheet and statement of operations of Ignite as included in its Annual Report on Form 10-K as of and for the fiscal year ended December 29, 2014.

(2)	Reflects the historical balance sheet and statement of operations of Macaroni Grill as of and for the fiscal year ended December 29, 2014.

(3)	Reflects the sale of Macaroni Grill, including receipt of gross proceeds of $8.0 million net of estimated transaction expenses of approximately $1.0 million that are directly attributable to the sale.

Selling price	$8,000
Transaction expenses	(953)
Net proceeds	7,047
Less: Carrying value of net assets sold	34,479
Net loss on sale of Macaroni Grill	$27,432

There is no income tax impact included for the transactions above due to the Company having a full valuation allowance on its deferred tax assets as of December 29, 2014. The pro forma net loss on the sale is based on preliminary estimates and is subject to change.